Exhibit 99.2

The following pro forma financial information has been prepared as if the Merger between RestorGenex and the Company occurred on March 31, 2014 for the Pro Forma Statement of Income for the Three Months Ended March 31, 2014.

The information in these pro forma financials for the Company has been derived from the unaudited financial statements for the three months ended March 31, 2014. The information in these pro forma financials for RestorGenex has been derived from the unaudited financial statements for the three months ended March 31, 2014. Need to make sure the numbers tie to current financials.

RestorGenex Corporation and Paloma Pharmaceuticals, Inc.

Pro Forma Income Statements

For the Three Months Ended March 31, 2014

	Three Months Ended March 31, 2014 (a)
					Pro Forma	Pro Forma
	RestorGenex	Paloma	VasculoMedics		Adjustments	Combined

Revenues	$–	–	$–		$–	$–
Cost of revenues	–	–	–		–	–
Gross profit	–	–	–		–	–

Operating expenses
General, administrative, research and development	611,845	102,153	–		81,250 (b)	795,248
Warrants, options and stock	149,885		–		–	149,885
Legal and professional services	131,686	1,725	–		–	133,411
Depreciation and amortization	478,104	634	–		27,755 (c)	506,493
Total operating expenses	1,371,520	104,512	–		109,005	1,585,037

Loss from operations	(1,371,520)	(104,512)	–		(109,005)	(1,585,037)

Other (income)/expenses
Other (income)/expenses	(49,639)	(25,397)	–		–	(75,036)
Interest expense	58,294	29,925			–	88,219
Total other (income)/expenses	8,655	4,528	–		–	13,183
Net loss from continuing operations	(1,380,175)	(109,040)	–		(109,005)	(1,598,220)

Net loss from discontinued operations	–	–	–		–	–
Net loss	$(1,380,175)	$(109,040)	$–		$(109,005)	$(1,598,220)

Basic and diluted earnings per share	$(0.23)					$(0.18)

Basic and fully-diluted weighted average shares outstanding	5,934,474	2,500,000 (d)	220,000	(d)		8,654,474

(a)	Assumes the mergers with Paloma and VasculoMedics occurred on January 1, 2014.
(b)	Impact of employment agreement from January 1, 2014 to March 31, 2014.
(c)	Amortization of intangible assets for Paloma assuming a 20-year amortization period.
(d)	Impact on weighted average shares outstanding for the acquisition shares being outstanding for the entire quarter.

1